                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 RAYONIER INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

LOGO                                                     Corporate Headquarters


                            NOTICE OF ANNUAL MEETING

                                                                  March 31, 1995

  Notice is hereby given that the 1995 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation ("Rayonier"), will be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 19, 1995 at 9:00 A.M., local time, for the following purposes:

    1. to elect three directors of Class I and one director of Class III; and

    2. to act upon such other matters as may properly come before this meeting.

  Shareholders of record at the close of business on March 24, 1995 will be entitled to vote at the meeting.

  As a participant in either the Rayonier Investment and Savings Plan for Salaried Employees or the Rayonier Investment and Savings Plan for Non-Bargaining Hourly Employees, you are entitled to instruct the Trustee of the Plan in which you participate, who is the record holder of shares credited to your accounts in such Plan, as to how to vote such shares by filling out the enclosed instruction card. The Trustee shall vote all Common Shares of Rayonier for which voting instructions have not been received in the same proportions as those shares for which it has received instructions.

                                          /s/ John B. Canning

                                          JOHN B. CANNING
                                          Corporate Secretary

YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED INSTRUCTION CARD PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

          Rayonier Inc. . 1177 Summer Street . Stamford, CT 06905-5529
                 Telephone (203) 348-7000 . Fax (203) 964-4528

LOGO                                                     Corporate Headquarters


                            NOTICE OF ANNUAL MEETING

                                                                  March 31, 1995

  Notice is hereby given that the 1995 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation ("Rayonier"), will be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 19, 1995 at 9:00 A.M., local time, for the following purposes:

    1. to elect three directors of Class I and one director of Class III; and
    2. to act upon such other matters as may properly come before the meeting.

  Shareholders of record at the close of business on March 24, 1995 will be entitled to vote at the meeting.

  You are entitled to instruct your broker, who is the record holder for your shares, as to how to vote your shares by filling out the enclosed instruction card.

                                          /s/ John B. Canning

                                          JOHN B. CANNING
                                          Corporate Secretary

YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED INSTRUCTION CARD PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

          Rayonier Inc. . 1177 Summer Street . Stamford, CT 06905-5529
                 Telephone (203) 348-7000 . Fax (203) 964-4528

LOGO                                                     Corporate Headquarters


                                                                  March 31, 1995

Dear Shareholder:

  Enclosed are the Notice of Annual Meeting and Proxy Statement for the 1995 Annual Meeting of Shareholders of Rayonier, which will be Rayonier's first Annual Meeting since it became a publicly held company again last year.

  The Annual Meeting is intended to be a business only meeting with the one item on the agenda being the tabulation and report of proxies and ballots for the election of four directors. The accompanying Notice of Annual Meeting and Proxy Statement provide information required by applicable laws and regulations, including pertinent information about each nominee for election as director. Aside from dealing with this agenda item, we plan to have only a brief presentation summarizing information that is in our Annual Report for 1994 and will be in the Report to Shareholders for the first quarter of 1995.

  We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

                                          Sincerely yours,

                                          /s/ Ronald M. Gross

                                          RONALD M. GROSS
                                          Chairman, President
                                           and Chief Executive Officer


          Rayonier Inc. . 1177 Summer Street . Stamford, CT 06905-5529
                 Telephone (203) 348-7000 . Fax (203) 964-4528

LOGO

                                PROXY STATEMENT

                         Annual Meeting of Shareholders
                              Friday, May 19, 1995

  This Proxy Statement and accompanying proxy are being mailed to shareholders of Rayonier Inc. ("Rayonier" or the "Company") commencing March 31, 1995 in connection with the solicitation of proxies by Rayonier for the 1995 Annual Meeting of Shareholders to be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 19, 1995 at 9:00 A.M. or at any adjournment thereof (the "Annual Meeting"). The enclosed proxy is solicited on behalf of the Board of Directors of Rayonier.

  When your proxy is returned properly executed, the shares it represents will be voted in accordance with your specifications. If you sign and return your proxy but do not specify any choices you will thereby confer discretionary authority for your shares to be voted as recommended by the Board of Directors. The proxy also confers discretionary authority on the individuals named therein to vote the shares on any matter that was not known by the Board of Directors on the date of this Proxy Statement but is presented at the Annual Meeting.

  Your vote is important and the Board of Directors urges you to exercise your right to vote.

  The directors shall be elected by a plurality of the votes cast at the Annual Meeting. Other matters voted on at the Annual Meeting shall be determined by a majority of votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter. Abstentions and broker non-votes on returned proxies and ballots are not considered votes cast and shall be counted as neither for nor against a matter or nominee but the shares represented by such an abstention or broker non-vote shall be considered present at the Annual Meeting for quorum purposes.

  Whether or not you plan to attend the meeting, you can assure that your shares are voted by completing, signing, dating and returning the enclosed proxy. You may revoke your proxy at any time before it is exercised by giving written notice to John B. Canning, Corporate Secretary of Rayonier, by submitting a subsequently dated proxy or by attending the meeting, withdrawing the proxy, and voting in person.

  Each of the 29,615,969 outstanding Rayonier Common Shares ("Common Shares") outstanding at the close of business on March 24, 1995 is entitled to one vote at the Annual Meeting. The presence in person or by proxy of shareholders holding a majority of the outstanding Common Shares will constitute a quorum for the transaction of business at the Annual Meeting.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table shows as of December 31, 1994 the beneficial ownership of persons known to Rayonier to be the beneficial owners of more than five percent of the Common Shares, the only outstanding voting securities.

                                                AMOUNT AND NATURE
                                                  OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                OWNERSHIP     % OF CLASS(a)
- ------------------------------------            ----------------- -------------
MacKay-Shields Financial Corporation...........    1,773,144(b)        6.0%
 9 West 57th Street
 New York, NY 10019
Ark Asset Management Co., Inc. ................    1,693,400(c)        5.7%
 One New York Plaza
 New York, NY 10004

- --------
(a) Based on 29,574,807 total Common Shares outstanding at December 31, 1994.
(b) Holdings as of December 31, 1994 as reported to the Securities and Exchange Commission on Form 13G dated February 10, 1995. According to this filing, MacKay Shields Financial Corporation had shared voting power and shared dispositive power as to these shares.
(c) Holdings as of December 31, 1994 as reported to the Securities and Exchange Commission on Form 13G dated March 2, 1995. According to this filing, Ark Asset Management Co., Inc. had sole voting power as to 1,286,200 shares and sole dispositive power as to 1,628,600 shares.

               SHARE OWNERSHIP BY DIRECTORS AND SENIOR MANAGEMENT

  The following table sets forth information concerning Common Shares beneficially owned as of March 3, 1995 by (a) each of the Company's directors,
(b) each of the Company's five highest paid executive officers and (c) all directors and executive officers as a group. All the directors and executive officers as a group beneficially own approximately one percent of the outstanding Common Shares, but none of the directors or executive officers, individually, beneficially owns as much as one percent of the outstanding Common Shares. All Common Shares are owned directly by the individual unless otherwise indicated.

                                                          AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER                TITLE OF CLASS OF BENEFICIAL OWNERSHIP
- ------------------------                -------------- -----------------------
Ronald M. Gross........................ Common Shares           81,069(a)
                                         Stock Options               0(b)
William J. Alley....................... Common Shares            1,000
Rand V. Araskog........................ Common Shares          178,709(c)
Donald W. Griffin...................... Common Shares            1,000
Paul G. Kirk, Jr....................... Common Shares            1,602
Katherine D. Ortega.................... Common Shares            1,300
Burnell R. Roberts..................... Common Shares            2,000
Nicholas L. Trivisonno................. Common Shares            1,500
Gordon I. Ulmer........................ Common Shares            3,000
Wallace L. Nutter...................... Common Shares           15,622(a)(d)
                                         Stock Options          91,374(b)
William S. Berry....................... Common Shares            4,812(a)
                                         Stock Options           9,294(b)
Gerald J. Pollack...................... Common Shares            2,870(a)
                                         Stock Options           4,402(b)
Kevin S. O'Brien....................... Common Shares            1,000
                                         Stock Options           1,956(b)
Directors and executive officers as a   Common Shares          296,068(a)(c)(d)
 group (15 persons)....................  Stock Options         110,450(b)

- --------
(a) All Common Shares are owned directly except that the following amounts were allocated under the Rayonier Investment and Savings Plan for Salaried Employees as of December 31, 1994 to the accounts of: Mr. Gross, 17,153 Common Shares; Mr. Nutter, 10,167 Common Shares; Mr. Berry, 3,443 Common Shares; and Mr. Pollack, 1,412 Common Shares; and all present directors and executive officers as a group, 32,545 Common Shares.
(b) Pursuant to regulations of the Securities and Exchange Commission, shares receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after March 3, 1995 are deemed to be beneficially owned by such directors and executive officers at said date.
(c) All Common Shares are owned directly except for 21,614 Common Shares held by Mr. Araskog's wife and 50,000 Common Shares held by each of Mr. Araskog's two daughters (beneficial ownership is disclaimed as to all 121,614 Common Shares) and 4,258 Common Shares distributed with respect to shares of Common Stock of ITT Corporation held under the ITT Investment and Savings Plan for Salaried Employees and allocated to Mr. Araskog's account in such Plan.
(d) Also includes 5,271 Common Shares owned by a corporation of which Mr. Nutter and his spouse are the sole stockholders.

  The Board of Directors of Rayonier believes that it is important for directors and senior management to acquire a substantial ownership position in Rayonier. Such share ownership is characteristic of successful public companies and underscores the level of commitment that Rayonier's management team has to the future success of the business.

  Accordingly at a meeting on February 17, 1995, the Nominating Committee of the Board of Directors adopted a guideline that encourages Rayonier share ownership by directors at a market value level equal to two times their annual retainer. The Management Development and Compensation Committee at a meeting on the same date adopted the following guidelines for share ownership by senior management:

                                               SHARE OWNERSHIP GUIDELINES:
               POSITION/LEVEL            MARKET VALUE AS MULTIPLE OF BASE SALARY
               --------------            ---------------------------------------
      Chairman, President and Chief
       Executive Officer...............                     4X
      Executive Vice President.........                     3X
      Senior Vice Presidents...........                     2X
      Vice Presidents..................                     1X

  Participation in the guidelines program is voluntary, with a strong company preference on achieving ownership goals.

  Target ownership levels are to be achieved over a 3-year period, ending December 31, 1997. Ownership includes Rayonier 1994 Incentive Stock Plan awards, such as vested restricted shares, performance shares and options that have been exercised and shares held, awards of restricted shares to directors, Rayonier Investment and Savings Plan shares and private purchase of Common Shares.

                            TOTAL SHAREHOLDER RETURN

  The table below represents a comparison of the performance of Common Shares (assuming reinvestment of dividends) with a broad based market index (Standard & Poor's 500) and with the group of 12 comparative forest products companies which form the comparison group for purposes of the Contingent Performance Share awards described on pages 13 and 19:


                COMPARISON OF 10 MONTH CUMULATIVE TOTAL RETURN*
           AMONG RAYONIER INC., THE S & P 500 INDEX AND A PEER GROUP

                             [GRAPH APPEARS HERE]

Measurement period                      Peer Group      S & P 500
(Fiscal year Covered)   Rayonier Inc.   Index           Index
- ---------------------   -------------   ----------      ---------
Measurement PT -
2/1994                  $ 100           $ 100           $ 100

FYE 12/31/94            $ 102           $  97           $ 101

* $100 INVESTED ON 02/18/94 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

Notes: (a) The 12 comparative forest products companies are Boise Cascade
           Corporation, Champion International Corporation, Georgia-Pacific Corporation, International Paper Company, James River Corporation of Virginia, The Mead Corporation, Mosinee Paper Corporation, Plum Creek Timber Company, L.P., Union Camp Corporation, Westvaco Corporation, Weyerhaeuser Company and Willamette Industries Inc.
       (b) February 18, 1994 was the first trading day for Rayonier Common Shares on a when-issued basis. Regular way trading commenced on March 2, 1994.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

ITEM 1: ELECTION OF DIRECTORS

  Four directors are to be elected. Rayonier's Board of Directors is divided into three classes serving staggered terms. The terms of the three directors of Class I, Ronald M. Gross, Katherine D. Ortega and Burnell R. Roberts, will expire at the 1995 Annual Meeting and each has been nominated for reelection for a three-year term expiring at the Annual Meeting of Shareholders in 1998. In addition, one director of Class III, Nicholas L. Trivisonno, was elected to the Board by the directors effective June 1, 1994 and, in accordance with Rayonier's Articles of Incorporation and the North Carolina Business Corporation Act, must be elected by the shareholders for the remainder of his term until the Annual Meeting of Shareholders in 1997. Biographical data on these nominees and the other members of the Board of Directors is presented under the caption "Board of Directors" in this Proxy Statement.

  Unless there is a contrary indication, the shares represented by valid proxies will be voted for the election of all four nominees. The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend.

ITEM 2: OTHER BUSINESS

  As of March 31, 1995, Rayonier knew of no other business that will be presented for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will vote shares in accordance with their best judgment.

                               BOARD OF DIRECTORS

  The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of Rayonier. The Board reviews significant developments affecting Rayonier and acts on matters requiring Board approval. The following pages present information about the persons who comprise Rayonier's current Board of Directors, including the four nominees for reelection. All of the directors other than Mr. Trivisonno were elected to the Board effective February 28, 1994 by ITT Corporation ("ITT") as the Company's sole shareholder immediately prior to the spinoff by ITT of the Company's Common Shares to ITT's public stockholders. Mr. Trivisonno was elected to the Board by the directors effective June 1, 1994.

  During 1994, there were five meetings of the Board of Directors. The average attendance at Board meetings was 98%.

       INFORMATION AS TO NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

CLASS I, TERM EXPIRES IN 1998

  RONALD M. GROSS, 61, Chairman of the Board, President and Chief Executive Officer, Rayonier--He joined Rayonier in March 1978 as President and Chief Operating Officer and a director. He was elected Chief Executive Officer in 1981 and Chairman in 1984. Mr. Gross serves as President and director of Rayonier Forest Resources Company ("RFR"), the managing general partner of Rayonier Timberlands, L.P., a publicly traded master limited partnership affiliated with the Company. Mr. Gross is also currently a director of Lukens Inc. He serves as a member of the Executive Committee of the Board of Directors of the American Forest and Paper Association. Mr. Gross is a graduate of Ohio State University and the Harvard Graduate School of Business Administration.

  KATHERINE D. ORTEGA, 60, Former Treasurer of the United States--She served as the 38th Treasurer of the United States from September 1983 through June 1989 and as Alternate Representative of the United States to the United Nations General Assembly during 1990 to 1991. Prior to these appointments, she served as a Commissioner of the Copyright Royalty Tribunal and as a member of the President's Advisory Committee on Small and Minority Business. Ms. Ortega currently serves on the Boards of Directors of Diamond Shamrock, Inc., Ralston Purina Company, The Kroger Co., Long Island Lighting Company, and The Paul Revere Corporation and is a member of the Comptroller General's Consultant Panel. She is a graduate of Eastern New Mexico University, holds three honorary Doctor of Law Degrees and one honorary Doctor of Social Science Degree.

  BURNELL R. ROBERTS, 67, Chairman, Sweetheart Holdings, Inc. and Sweetheart Cup Company (producer of plastic and paper disposable food service and food packaging products)--He served as Chairman of the Board and Chief Executive Officer of The Mead Corporation (an integrated manufacturer of paper and forest products) from April 1982 until his retirement in May 1992 and was a director of Mead from October 1981 until May 1993. He continues to serve as a director of National City Corporation; Armco Inc.; The Perkin-Elmer Corporation; DPL Inc.; and Universal Protective Packaging, Inc. He also serves as a director of the Japan Society, New York. He is a graduate of the University of Wisconsin and the Harvard Graduate School of Business Administration.

CLASS III, TERM EXPIRES IN 1997

  NICHOLAS L. TRIVISONNO, 47, Executive Vice President, Strategic Planning, and Group President of GTE Corporation, a telecommunications company--Prior to assuming his current position in November 1993, Mr. Trivisonno had been Senior Vice President, Finance of GTE since January 1989 and Vice President and Controller from November 1988 to January 1989. From 1968 to 1988, he was associated with Arthur Andersen & Co and served as the managing partner of its Stamford, Connecticut office from April 1986 to November 1988. Mr. Trivisonno is also a director of Contel Cellular Inc., Yankee Energy Systems, Inc., Allendale Mutual Insurance Company and St. Josephs Hospital and a trustee of Babson College. He is a graduate of St. Francis College, Brooklyn, New York.

                       INFORMATION AS TO OTHER DIRECTORS

CLASS II, TERM EXPIRES IN 1996

  WILLIAM J. ALLEY, 65, Chairman of the Executive Committee and director of American Brands, Inc. (global consumer products holding company)--He has been a director of American Brands since 1979 and was Chairman of the Board and Chief Executive Officer of that corporation from 1987 to 1994. He is also a director of RFR, CIPSCO Incorporated, Central Illinois Public Service Company, and Olin Corporation as well as two private companies, Bunn-O-Matic Corporation and Amsted Industries Incorporated. He is a senior member of The Conference Board. He is a graduate of Northeastern Oklahoma A&M College, the University of Oklahoma School of Business and the University of Oklahoma School of Law.

  PAUL G. KIRK, JR., 57, of Counsel to Sullivan & Worcester (law firm)--He became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of Counsel to the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989. Mr. Kirk is a director of Kirk-Sheppard & Co., Inc., of which he also is Chairman and Treasurer. He is a trustee of the Bradley Real Estate Trust and a director of ITT and of Hartford Fire Insurance Company, a subsidiary of ITT. He is co-chairman of the Commission on Presidential Debates, Chairman of the John F. Kennedy Library Foundation Board of Directors, Chairman of the Board of the National Democratic Institute for International Affairs, and a trustee of Stonehill College and St. Sebastian's School. He is a graduate of Harvard College and Harvard Law School.

  GORDON I. ULMER, 62, Former Chairman and Chief Executive Officer of Connecticut Bank and Trust Company and Retired President of Bank of New England Corporation--He joined Connecticut Bank and Trust Company (CBT) in 1957 and held numerous positions before being elected President and director in 1980 and Chairman and Chief Executive Officer in 1985. In 1988 he was elected President of the Bank of New England Corporation (BNEC), holding company of CBT. He retired as President of BNEC in December 1990. In January 1991, CBT was declared insolvent and placed in F.D.I.C. receivership, and BNEC filed a petition under Chapter 7 of the Bankruptcy Code. Mr. Ulmer also serves as a director of Hartford Fire Insurance Company, a subsidiary of ITT, and the Old State House Association and is a trustee of the Connecticut Historical Society. He is a graduate of Middlebury College, the American Institute of Banking and the Harvard Graduate School of Business Administration Advanced Management Program and attended New York University's Graduate School of Engineering.

CLASS III, TERM EXPIRES IN 1997

  RAND V. ARASKOG, 63, Chairman, President and Chief Executive Officer of ITT (a diversified global corporation engaged in financial and business services, manufactured products, and hotels and entertainment)-- He joined ITT in 1966 and has been Chief Executive of ITT since 1979 and Chairman since 1980. In March 1991, he assumed the title of President. Mr. Araskog is a director of ITT and of Hartford Fire Insurance Company and ITT Sheraton Corporation, subsidiaries of ITT. He is also a director of Dow Jones & Company, Inc.; Dayton-Hudson Corporation; Shell Oil Company; Alcatel Alsthom; and ITT Educational Services, Inc. He is a member of The Business Council, The Business Roundtable, the Council on Foreign Relations and the Trilateral Commission. He is a trustee of the New York Zoological Society and of the Salk Institute. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

  DONALD W. GRIFFIN, 58, President and Chief Operating Officer, Olin Corporation (diversified manufacturing corporation)--He joined Olin in 1961 and was elected an Executive Vice President of Olin in 1987. He became a director of Olin in 1990, was elected Vice Chairman of the Board for Operations in 1993 and President and Chief Operating Officer in 1994. He is also a director of RFR, River Bend Bancshares, Inc. and Illinois State Bank and Trust. He is a trustee of the Buffalo Bill Historical Center, the Olin Charitable Trust and the National Security Industrial Association. He is a member of the American Society of Metals, the Association of the U.S. Army and the American Defense Preparedness Association. He is a life member of the Navy League of the United States and the Surface Navy Association. He is a graduate of the University of Evansville, Evansville, Indiana, and has completed the Graduate School for Sales and Marketing Managers at Syracuse University, Syracuse, N.Y.

COMMITTEES OF THE BOARD

  The standing committees of the Board are the Audit, Compensation and Management Development, Environmental and Legal Affairs and Nominating Committees.

  The Audit Committee supports the independence of the Company's external and internal auditors and the objectivity of the Company's financial statements. The Audit Committee (1) reviews the Company's principal policies for accounting, internal control and financial reporting, (2) recommends to the Company's Board of Directors the engagement or discharge of the external auditors, (3) reviews with the external auditors the plan, scope and timing of their audit and (4) reviews the auditors' fees and, after completion of the audit, reviews with management the external auditors' report.

  The Audit Committee also reviews, before publication, the annual financial statements of the Company, the independence of the external auditors, the adequacy of the Company's internal accounting control system, and the Company's policies on business integrity and ethics and conflicts of interest. The Audit Committee also performs a number of other review functions related to auditing the financial statements and internal controls. The Audit Committee held three meetings during 1994. The current members are Messrs. Roberts (Chairman), Kirk and Ulmer. All members attended all meetings.

  The Compensation and Management Development Committee (1) reviews and makes recommendations to the Company's Board of Directors with respect to the direct and indirect compensation and employee benefits of the Chairman of the Board, President and Chief Executive Officer and other elected officers of the Company, (2) reviews, administers and makes recommendations to the Company's Board of Directors with respect to any incentive plans and bonus plans that include elected officers and (3) reviews the Company's policies relating to the compensation of senior management and, generally, other employees. In addition, the Committee reviews management's long-range planning for executive development and succession, establishes and periodically reviews policies on management perquisites and performs certain other review functions relating to management compensation and employee relations policies. The Compensation and Management Development Committee held five meetings during 1994. The current members are Messrs. Alley (Chairman) and Roberts and Ms. Ortega. All members attended all meetings.

  The Environmental and Legal Affairs Committee (1) reviews and recommends to the Company's Board of Directors proposed actions on major environmental compliance and regulatory matters which could have a significant impact on the Company's business and strategic operating objectives and (2) reviews and considers major claims and litigation, and legal, regulatory, patent and related governmental policy matters affecting the Company. In addition, the Committee reviews and approves management policies and programs relating to compliance with environmental matters, legal and regulatory requirements and business ethics. The Environmental and Legal Affairs Committee held three meetings during 1994. The current members are Messrs. Kirk (Chairman), Griffin, Trivisonno and Ulmer. All members attended all meetings.

  The Nominating Committee makes recommendations concerning the organization, size and composition of the Board of Directors and its Committees, proposes nominees for election to the Board and its Committees and considers the qualifications, compensation and retirement of directors. The Nominating Committee held no meetings during 1994. The current members are Ms. Ortega (Chairman) and Messrs. Alley, Griffin and Trivisonno.

DIRECTORS' COMPENSATION

  Members of the Board who are employees of Rayonier are not compensated for service on the Board or its Committees. Non-employee directors receive an annual retainer of $20,000, a fee of $1,000 for attendance at each meeting of the Board and each field trip to a Rayonier location and a fee of $750 for attendance at each meeting of the Committees on which such directors serve. The non-employee directors of Rayonier who serve on the Board of Directors of Rayonier Forest Resources Company, managing general partner of Rayonier Timberlands, L.P., receive no additional retainer but receive $750 for attendance at each meeting of such board.

  The Board of Directors has adopted a retirement policy which provides (i) that no person may be nominated for election or reelection as a non-employee director after reaching age 72, and (ii) that no employee of Rayonier or of any of its subsidiaries (other than an employee who has served as chief executive of Rayonier) may be nominated for election or reelection as a director after reaching age 65, unless there has been a specific waiver by the Board of Directors of these age requirements.

  At a meeting immediately following the Annual Meeting, it is expected that the Board will consider a recommendation by the Nominating Committee at its February 1995 meeting that the retainer be increased from $20,000 to $23,000 with the $3,000 increase to be funded by an award of Common Shares.

                             EXECUTIVE COMPENSATION

                               ----------------

                             REPORT OF THE RAYONIER
                          COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

To Our Shareholders:

  The Compensation and Management Development Committee (the "Committee") oversees the compensation and benefits of Rayonier employees. The Committee must approve individual compensation actions for the Chairman, President and Chief Executive Officer and all senior executives. Specifically, the Committee must approve base salaries, annual bonuses and long-term incentive awards. The Committee has access to outside compensation expertise and outside legal counsel.

  The Committee is dedicated to implementing an executive compensation program that emphasizes the following compensation policies:

  Executives' total compensation programs should strike a balance between salary and performance by emphasizing variable, at-risk compensation dependent upon meeting specific corporate and individual performance goals.

  Executive compensation programs should include bonus incentives and share ownership opportunities to encourage a close alignment of the executive's interests with those of shareholders.

  Compensation packages should enhance the Company's ability to attract, retain and encourage the development of exceptional, experienced executives by providing compensation levels reflecting a blend of forest products and general industry pay standards.

Components of Compensation

  The key elements of the Company's executive compensation program are base salary, annual bonus incentives and long-term compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including insurance and other benefits.

  The Committee believes that the Company's direct competitors for executive talent, especially at senior levels, are to be found not only in the forest products sector but also in broader-based general industry. Therefore, the Committee relates total compensation levels for the Company's senior executives to the median compensation paid to executives of comparative companies within the forest products and general industry sectors.

Base Salary

  The Committee has oversight of the general administration of base salaries, salary grades and salary range structures for all Company executives. The Committee regularly reviews each senior executive's base salary. Base salaries are targeted at market levels and are adjusted by the Committee in light of level of responsibility, performance, prior experience, breadth of knowledge, internal equity issues and external pay practices.

  Executive salary merit increases during 1994 averaged 3.8% on an annualized basis for the Company's 52 executives. This was in relation to a 1994 merit increase guideline of 4.0% developed from competitive salary survey data. The normal interval between salary reviews for senior executives is 15 to 18 months. Overall, executive salaries were increased at rates below or comparable to the increases provided at other forest products and general industry companies and are near market levels.

  As reflected in the Summary Compensation Table on page 16, and following an 18-month interval since his last salary review, Mr. Gross' base salary, as Chairman, President and Chief Executive Officer, was increased effective October 1, 1994 by $40,600, bringing his current annual base salary to $470,600. The 6.3% annualized merit increase was approved by the Committee in recognition of Mr. Gross' individual performance and leadership and after comparison of his base salary with the base salaries of chief executive officers at the comparative forest product and general industry sector companies. Notwithstanding this consideration, Mr. Gross' base salary is currently 19% behind the comparative group median, which is consistent with the Company's philosophy of emphasizing incentive pay over base pay fixed compensation.

ANNUAL BONUS INCENTIVE

  The Rayonier Annual Incentive Bonus Plan ("Annual Plan") provides executives and key managers with direct financial incentives in the form of cash bonuses to achieve specific annual company, business unit and individual performance goals.

  The current Annual Plan formula measures actual net income, return on total capital ("ROTC") and operating funds flow ("OFF") against the approved budgeted amounts for the year for each performance measure. Net income, ROTC and OFF performance are weighted 60%, 25% and 15%, respectively. The maximum bonus pool is 150% of the aggregate standard bonus pool. Individual bonus amounts within the authorized pool are determined on a discretionary basis, taking into account specific personal contributions made during the year. Bonuses earned in the calendar year are paid out in the first quarter of the subsequent year. Corporate performance in 1994 exceeded financial goals by 25%, and bonuses were awarded accordingly on February 17, 1995.

  For 1994, Mr. Gross' annual bonus payment represented 82.4% of his base salary as reflected in the Summary Compensation Table on page 16. Under the Annual Plan, Mr. Gross was paid $388,000 in connection with 1994 Company and individual performance. Mr. Gross' bonus is competitive with annual incentive compensation paid other executives at comparative forest products and general industry sector companies.

LONG-TERM INCENTIVES

  The 1994 Rayonier Incentive Stock Plan (the "Plan") provides incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares or any combination thereof to executives and key employees in the form of long-term incentives.

  In making awards under the Plan, the Committee considers individual performance criteria, levels of responsibility and prior experience, as well as historical award data and compensation practices at comparable companies.

  Stock Options. Non-qualified stock options to acquire Common Shares are granted at an option price that is not less than the fair market value of a Common Share on the date of grant. The size of the non-qualified option grant is based primarily on competitive practice and is generally targeted to be at the median of option values granted by comparative forest products and general industry sector companies and adjusted based upon individual factors and historical award data. In 1994, non-qualified stock option awards totaling 348,000 shares were granted to 67 executives and key employees.

  On May 20, 1994, the Committee awarded to Mr. Gross non-qualified stock options to acquire 40,000 Common Shares at an exercise price of $28.875, as determined by the market price on that day. Mr. Gross also owns 81,069 Common Shares, as detailed in the Table on page 3. The Committee believes this equity interest provides an appropriate link to the interests of shareholders.

  Performance Shares. In addition to traditional non-qualified stock options, the Committee has used the flexibility provided under the Plan to grant long-term incentives in the form of Contingent Performance Shares.

  Contingent Performance Shares are awarded to senior executives responsible for sustained Company Total Shareholder Return ("TSR") performance, as measured against a selection of 12 comparative forest product peer group companies (specified in the Notes to the Total Shareholder Return chart on page 5 in this Proxy Statement) over a designated period. The awards are contingent upon exceeding peer group performance. The Share Award Valuation Formula provides a 100% Performance Share award when Rayonier outperforms the peer group companies by 20%.

  TSR is calculated by measuring the growth in value of a hypothetical $100 investment in each of the forest sector peer companies over the performance period, assuming all dividends are reinvested quarterly. Award payment is in the form of Common Shares, with a cash offset for tax purposes, and may range from zero to a maximum of 150% of the target award, based upon TSR performance. The TSR goal reflects the emphasis on creation of long-term shareholder value.

  In determining the size of Contingent Performance Share grants, the Committee considers the contingent value of the awards, competitive practices and the level of responsibility of each senior executive. A total of 59,000 Contingent Performance Shares were awarded to ten senior executives in 1994. Grants were made for a 31.4-month performance period, from May 20, 1994 through December 31, 1996.

  On May 20, 1994, the Committee awarded Mr. Gross 15,000 Contingent Performance Shares.

  Restricted Shares. The Plan also provides for the grant by the Committee of Restricted Common Shares. The Committee determined on July 21, 1994 to apply this feature of the Plan to grant Mr. Gross 12,000 Restricted Shares, over a period of three years, in recognition of his successful management of the Company's transition to a stand-alone, publicly-traded company and in order to have his total equity stake in the Company be in keeping with the average of Chief Executive Officers in the forest products industry.

The Committee awarded 6,000 Restricted Shares effective January 3, 1995 and intends to award an additional 4,000 and 2,000 Restricted Shares in January of 1996 and 1997, respectively, with all of the Shares vesting on December 31, 1998.

CARRYOVER LONG-TERM PERFORMANCE PROGRAM

  The Committee is responsible for the administration of the Rayonier Long-Term Performance Program (the "Program"), which is a carryover of the ITT Long-Term Performance Plan "1992 Class Awards" granted by the former parent company, ITT. Because this is a carryover Program, the Committee has no authority to make additional awards but may make such other adjustments as it deems appropriate in performance goals and/or target values in order to limit or avoid distortion in the operation of the Program.

  The Program provides for Contingent Target Cash Award payments, based upon Rayonier's return on equity ("ROE") performance over the 3-year period, 1993 through 1995, as measured against predetermined ROE goals. Each year of the performance period has been assigned a specific weighting 15%, 35% and 50% for 1993, 1994 and 1995, respectively. If the actual weighted average ROE performance is less than 90% of the 3-year targeted ROE goal, no payment is earned. Cash award payments, if any, for the 1993 through 1995 period will be payable in the first quarter of 1996. The Program terminates on December 31, 1995 and will not be continued after that date.

SUBSTITUTE STOCK OPTIONS

  On March 21, 1994, the Committee approved the Rayonier Substitute Stock Option Plan (the "Plan"), which provides for the issuance to Rayonier executives of stock options to acquire Common Shares in substitution for unexercised stock options previously granted by ITT ("ITT Options"). The Substitute Stock Options granted pursuant to the Plan maintain the economic value of each unexercised ITT Option, so that the aggregate spread between the exercise price and the fair market value with respect to the Rayonier Substitute Stock Options equals the aggregate spread relative to the ITT Options, effective as of the March 1, 1994 spin-off of Rayonier from ITT.

  As of March 1, 1994, a total of 382,434 Rayonier Substitute Stock Options were substituted for 130,318 outstanding ITT Options at various exercise prices, ranging from $16.57 to $31.35 per Common Share. A total of 35 Rayonier executives participated in the Rayonier Substitute Stock Option Plan in 1994.

  No option may be granted under the Rayonier Substitute Stock Option Plan after the Plan's termination date of December 31, 1994. The Plan will continue in effect for existing options as long as such options are outstanding.

INFORMATION WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

  Recently enacted Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. Based upon an analysis of total executive compensation for 1994, there are no executives within the Company who approach the $1 million threshold.

CONCLUSION

  The Compensation and Management Development Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to Rayonier's overall future successes, thereby enhancing the value of the Company for the shareholders' benefit.

                                          The Compensation and Management
                                           Development Committee

                                          William J. Alley
                                           Chairman

                                          Katherine D. Ortega

                                          Burnell R. Roberts

                          EXECUTIVE COMPENSATION DATA

  The following table discloses compensation received by Rayonier's Chief Executive Officer and four additional most highly paid executive officers for the two fiscal years ended December 31, 1994.

                         SUMMARY COMPENSATION TABLE(1)

                                                           LONG-TERM
                                                         COMPENSATION
                               ANNUAL COMPENSATION          AWARDS
                             ----------------------- ---------------------
                                                     SECURITIES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)     OPTIONS(2)(#)     COMPENSATION(3)($)
- ---------------------------  ---- --------- -------- --------------------- ------------------
Ronald M. Gross.........     1994  439,057  388,000         40,000               20,370
 Chairman, President and     1993  421,920  185,000                              14,767
 Chief Executive Officer
Wallace L. Nutter.......     1994  242,199  125,000         24,000                8,611
 Executive Vice              1993  235,631   90,000                               8,247
 President
William S. Berry........     1994  187,511   85,000         15,000                6,480
 Senior Vice President,      1993  180,000   60,000                               6,300
 Forest Resources and
 Corporate Development
Kevin S. O'Brien........     1994  182,971   55,000          8,000                6,027
 Senior Vice President,      1993  178,962   35,000                               6,264
 Pulp Marketing
Gerald J. Pollack.......     1994  174,000   75,000         15,000                6,154
 Senior Vice President       1993  167,042   60,000                               5,846
 and Chief Financial
 Officer

- --------
(1) This table does not include a column for Other Annual Compensation because such compensation did not rise to levels requiring disclosure under applicable regulations of the Securities and Exchange Commission. This table also does not include columns for Restricted Stock Awards or Long Term Incentive Plan Payouts since Rayonier had no such amounts to report for the years indicated.
(2) Does not include Stock Options granted on March 21, 1994 under the Rayonier Substitute Stock Option Plan in substitution for ITT Options previously granted. The Substitute Stock Options granted pursuant to the Plan maintain the economic value of each unexercised ITT Option, so that the aggregate spread between the exercise price and the fair market value with respect to the Rayonier Substitute Stock Options equals the aggregate spread relative to the ITT Options, effective as of the March 1, 1994 spinoff of Rayonier from ITT. The exercise dates and expiration dates of the Substitute Stock Options are identical to those on the ITT Options for which they substitute. See Table on page 17.
(3) The amount shown in this column for Mr. Gross in 1994 includes $5,003 representing the term insurance portion of the premium paid by Rayonier in 1994 for the non-qualified, split-dollar life insurance coverage for him described on page 21. The remainder of the amount shown in this column for Mr. Gross in 1994, all of the amount shown for him in 1993 and all of the amounts shown in this column for the other executives in both years are company contributions under the ITT Investment and Savings Plan and the ITT Excess Savings Plan, which are defined contribution plans, for 1993 and the first two months of 1994 and under the Rayonier Investment and Savings Plan and Rayonier Excess Savings Plan, which are also defined contribution plans, for the last ten months of 1994. Rayonier has made matching contributions to each of these plans in an amount equal to 50% of an employee's contribution not to exceed three percent of such employee's salary. Under these plans, Rayonier also makes a non-matching contribution equal to one-half of one percent of an employee's salary.

OPTION GRANTS TO RAYONIER EXECUTIVES IN LAST FISCAL YEAR

  The following tables provide information on fiscal year 1994 awards to Rayonier executives of options to purchase Common Shares:

                    OPTION GRANTS IN LAST FISCAL YEAR (1994)

                         I. SUBSTITUTE STOCK OPTIONS(1)

                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE
                                                                                      APPRECIATION FOR OPTION
                                             INDIVIDUAL GRANTS                                TERM(3)
                         ---------------------------------------------------------- ---------------------------
                         NUMBER OF
                         SECURITIES     % OF TOTAL
                         UNDERLYING  SUBSTITUTE STOCK    EXERCISE
                          OPTIONS   OPTIONS GRANTED TO    PRICE
          NAME           GRANTED(#) EMPLOYEES IN 1994  ($/SHARE)(2) EXPIRATION DATE     5%($)        10%($)
          ----           ---------- ------------------ ------------ --------------- ------------- -------------
Ronald M. Gross.........   35,215          9.2%           16.57       12/13/2000          775,436     1,200,515
                           96,841         25.3%           31.35       10/16/2003        1,661,138     4,106,983
Wallace L. Nutter.......   44,019         11.5%           19.72        11/9/1999          891,979     1,358,430
                           29,346          7.7%           16.57       12/13/2000          753,134     1,165,988
                           22,009          5.8%           17.38       12/14/2001          593,487       980,560
                           20,542          5.4%           31.35       10/16/2003          352,362       871,177
William S. Berry........    4,892          1.3%           16.57       12/13/2000          125,548       194,371
                           13,206          3.5%           31.35       10/16/2003          226,526       560,061
Kevin S. O'Brien........    5,869          1.5%           31.35       10/16/2003          100,672       248,902
Gerald J. Pollack.......   13,206          3.5%           31.35       10/16/2003          226,526       560,061

- --------
(1) The Substitute Stock Options were granted on March 21, 1994 under the Rayonier Substitute Stock Option Plan in substitution for ITT Options previously granted. The Substitute Stock Options granted pursuant to the Plan maintain the economic value of each unexercised ITT Option, so that the aggregate spread between the exercise price and the fair market value with respect to the Rayonier Substitute Stock Options equals the aggregate spread relative to the ITT Options, effective as of the March 1, 1994 spinoff of Rayonier from ITT. The exercise dates and expiration dates of the Substitute Stock Options are identical to those on the ITT Options for which they substitute.
(2) The exercise price was determined as set forth in Note (1) above and may be paid in cash or in Common Shares valued at their fair market value on the date of exercise. Options granted to the named officers are exercisable as to one-third on the first anniversary, two-thirds on the second anniversary and in full on the third anniversary of the original ITT date of grant. The options for 96,841 Common Shares granted to Mr. Gross and for 20,542 Common Shares granted to Mr. Nutter are not exercisable until the trading price of a Common Share equals or exceeds $39.19 per share for 10 consecutive trading days at which time two-thirds of the option will be exercisable; when the trading price equals or exceeds $43.89 per share for 10 consecutive trading days, the options will be fully exercisable. Notwithstanding the foregoing, the options will be fully exercisable on October 16, 2002.

(3) At the end of the terms of the Substitute Stock Options, the projected price of a Common Share at assumed annual appreciation rates of 5% and 10%, and the gains to all Common Shareholders at those assumed annual appreciation rates over the terms of these options, would be as set forth below:

                         PROJECTED PRICE OF COMMON SHARE AT   GAINS TO ALL COMMON SHAREHOLDERS AT ASSUMED
                         ASSUMED ANNUAL RATES OF STOCK PRICE ANNUAL RATES OF STOCK PRICE APPRECIATION FOR
                           APPRECIATION FOR OPTION TERM($)                  OPTION TERM($)
                         ----------------------------------- ---------------------------------------------
EXPIRATION DATE                  5%               10%                  5%                    10%
- ---------------          ----------------- ----------------- --------------------- -----------------------
11/9/1999...............             39.98             50.58           258 million             572 million
12/13/2000..............             42.23             56.30           325 million             741 million
12/14/2001..............             44.35             61.93           387 million             907 million
10/16/2003..............             48.50             73.76           510 million           1,257 million

    II. NON-QUALIFIED STOCK OPTIONS GRANTED UNDER 1994 INCENTIVE STOCK PLAN

                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                        AT ASSUMED ANNUAL RATES
                                                                                            OF STOCK PRICE
                                                                                        APPRECIATION FOR OPTION
                                              INDIVIDUAL GRANTS                                 TERM(2)
                         ------------------------------------------------------------ ---------------------------
                                     % OF TOTAL STOCK
                         NUMBER OF  OPTIONS GRANTED TO
                         SECURITIES EMPLOYEES IN 1994
                         UNDERLYING     UNDER 1994
                          OPTIONS    INCENTIVE STOCK   EXERCISE PRICE
NAME                     GRANTED(#)        PLAN         ($/SHARE)(1)  EXPIRATION DATE    5%($)         10%($)
- ----                     ---------- ------------------ -------------- --------------- ------------ --------------
Ronald M. Gross.........   40,000         11.5%            28.875        5/22/2004         726,499      1,841,091
Wallace L. Nutter.......   24,000          6.9%            28.875        5/22/2004         435,589      1,104,655
William S. Berry........   15,000          4.3%            28.875        5/22/2004         272,437        690,409
Kevin S. O'Brien........    8,000          2.3%            28.875        5/22/2004         145,300        368,218
Gerald J. Pollack.......   15,000          4.3%            28.875        5/22/2004         272,437        690,409

- --------
(1) The exercise price per share is 100% of the fair market value of Common Shares on the date of grant, May 20, 1994. The exercise price may be paid in cash or in Common Shares valued at their fair market value on the date of exercise. Options granted to the named officers are exercisable as to one-third on the first anniversary, two-thirds on the second anniversary and in full on the third anniversary of the date of grant. Notwithstanding any other provisions of the 1994 Incentive Stock Plan (the "Plan"), upon the occurrence of an change of control of Rayonier (i.e. upon the occurrence of an Acceleration Event as defined in the Plan), (a) all options will generally become immediately exercisable for a period of 60 calendar days and (b) options will continue to be exercisable for a period of seven months in the case of an employee whose employment is terminated other than for cause or who voluntarily terminates employment because of a good faith belief that such employee will not be able to discharge his or her duties.
(2) At the end of the term of the options granted on May 20, 1994, the projected price of a Common Share would be $47.04 at an assumed annual appreciation rate of 5% and $74.91 at an assumed annual appreciation rate of 10%. Gains to all Common Shareholders at those assumed annual appreciation rates would be approximately $537 million and $1,361 million, respectively, over the term of the options.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table provides information on option exercises in 1994 by the named Rayonier executives and the value of such executives' unexercised options to acquire Common Shares at December 31, 1994.

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING       VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT IN-THE-MONEY OPTIONS
                           OPTIONS EXERCISED DURING 1994          12/31/94        HELD AT 12/31/94(2)
                         --------------------------------- ---------------------- --------------------
                         SHARES ACQUIRED ON     VALUE           EXERCISABLE/          EXERCISABLE/
     NAME                   EXERCISE(#)     REALIZED($)(1)    UNEXERCISABLE(#)      UNEXERCISABLE($)
     ----                ------------------ -------------- ---------------------- --------------------
Ronald M. Gross.........       5,000          69,337.50        30,215/136,841         420,895/65,000
Wallace L. Nutter.......           0                  0         95,374/44,542       1,172,073/39,000
William S. Berry........           0                  0          9,294/23,804          68,146/24,375
Kevin S. O'Brien........           0                  0          1,956/11,913              --/13,000
Gerald J. Pollack.......           0                  0          4,402/23,804              --/24,375

- --------
(1) Before taxes.
(2) The value reported in this column is based on the New York Stock Exchange consolidated trading closing price of a Common Share of $30.50 at December 31, 1994.

LONG-TERM INCENTIVE AWARDS TO RAYONIER EXECUTIVES IN LAST FISCAL YEAR

  The following table provides information on fiscal year 1994 long-term incentive awards to the following Rayonier executives:

       AWARDS OF CONTINGENT PERFORMANCE SHARES IN LAST FISCAL YEAR (1994)

                                                 ESTIMATED FUTURE PAYOUTS(3)
                                               --------------------------------
                         NUMBER    PERFORMANCE  THRESHOLD    TARGET    MAXIMUM
NAME                  OF SHARES(1)  PERIOD(2)  SHARES(#)(4) SHARES(#) SHARES(#)
- ----                  ------------ ----------- ------------ --------- ---------
Ronald M. Gross......    15,000    31.4 months    7,500      15,000    22,500
Wallace L. Nutter....     9,000    31.4 months    4,500       9,000    13,500
William S. Berry.....     7,000    31.4 months    3,500       7,000    10,500
Kevin S. O'Brien.....     4,000    31.4 months    2,000       4,000     6,000
Gerald J. Pollack....     7,000    31.4 months    3,500       7,000    10,500

- --------
(1) The numbers in this column represent the awards of Common Shares granted under Total Shareholder Return ("TSR") based Contingent Performance Share guidelines (forest products sector peer group performance which measures stock appreciation price, plus dividends reinvested quarterly, during the performance period). A total of 59,000 Contingent Performance Share awards were granted to ten Rayonier executives on the date of grant, May 20, 1994.
(2) The performance period is for 31.4 months with TSR performance measured against 12 forest products sector peer company grouping for the same period.
(3) Award payout is in the form of Common Shares, with a cash offset for tax purposes, and may range from zero to a maximum of 150% of the target award, based upon TSR performance. The awards are contingent upon exceeding forest products sector peer group performance. Payouts are linearly interpolated. 100% of target is achieved when Rayonier outperforms peer group companies by 20%. There is no payout below 60% of peer group performance.
(4) Award payout commences with 50% of target share award if Rayonier achieves 60% of peer group performance.

RAYONIER SENIOR EXECUTIVE SEVERANCE PAY PLAN

  The Rayonier Senior Executive Severance Pay Plan (the "Plan") applies to Rayonier senior executives, including the executives named in the Summary Compensation Table, who are United States citizens or who are employed in the United States. Under the Plan, if a participant's employment is terminated by Rayonier, other than for cause or as a result of other occurrences specified in the Plan, the participant is entitled to severance pay in an amount up to 24 months' base salary, depending upon his or her length of service, but in no event more than the amount of base salary for the number of months remaining between the termination of employment and the participant's normal retirement date or two times the participant's total base salary annual compensation during the year immediately preceding such termination.

  Based upon their length of service, each of the aforementioned executive officers is entitled to severance pay under the Plan in an amount up to 24 months' base salary, subject to the above mentioned limitation in the event of an earlier retirement date. The Plan includes offset provisions for other compensation from Rayonier and requirements on the part of executives with respect to competition and compliance with the Rayonier Code of Corporate Conduct. While under the Plan, severance payments would ordinarily be made monthly over the scheduled term of such payments, Rayonier has the option to make such payments in the form of a single lump-sum payment discounted to present value. If within two years after a change in corporate control (as defined in the Plan), a participant terminates employment or is terminated, he or she will have the option to receive severance pay in a single discounted lump-sum payment. The current aggregate amount of the annual base salaries of such eight senior officers is approximately $1.8 million. The annual base salaries of Messrs. Gross, Nutter, Berry, O'Brien and Pollack as of December 31, 1994 were $470,600; $249,000; $189,000; $187,500 and $174,000, respectively.

RETIREMENT PROGRAM

  The following table illustrates the estimated annual benefits payable from the Rayonier Salaried Employees Retirement Plan, a tax qualified retirement plan, (the "Plan") and the Rayonier Excess Benefit Plan, a non-qualified retirement plan, (the "Excess Plan") at retirement at age 65 based on the assumptions set forth below. Calculation of benefits is uniform for all participants in the Plan and the Excess Plan, including the five named officers. The Plan covers substantially all eligible salaried employees of the Company, including senior executive officers and other Rayonier executives, and the cost of the Plan and the Excess Plan is borne entirely by the Company:

                               PENSION PLAN TABLE

                                                 YEARS OF SERVICE
AVERAGE FINAL                      --------------------------------------------
COMPENSATION                          20       25       30       35       40
- -------------                         --       --       --       --       --
$   50,000........................ $ 20,000 $ 25,000 $ 28,750 $ 32,000 $ 36,250
   100,000........................   40,000   50,000   57,500   65,000   72,500
   300,000........................  120,000  150,000  172,500  195,000  217,500
   500,000........................  200,000  250,000  287,500  325,000  362,500
   750,000........................  300,000  375,000  431,250  487,500  543,750
 1,000,000........................  400,000  500,000  575,000  650,000  725,000

  The Plan "mirror images" retirement benefits provided previously to eligible Rayonier salaried employees and executives under the provisions of the ITT Retirement Plan for Salaried Employees. Retirement benefits earned under the former ITT plan continue on a dynamic credit basis under arrangements with ITT for eligibility and benefit service prior to March 1, 1994.

  The annual pension amounts to two percent of a member's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member's primary Social Security benefit for each year of benefit services to a maximum of 40 years; provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the Plan as the total of (i) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. For the executives named in the Summary Compensation Table on page 16, final compensation for purposes of pension calculations consists of salary and bonus payments as set forth in such Table. The Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Plan upon completion of five years of eligibility service.

  Applicable Federal legislation limits the amount of benefits that can be paid and the compensation which may be recognized under a tax-qualified retirement plan. In order to provide benefits at retirement that cannot be paid from the qualified Retirement Plan, Rayonier has adopted the Excess Plan to meet the retirement needs of this small segment of its salaried employee population affected by the limiting Federal legislation. Where applicable, retirement benefits earned under the former ITT excess plan have been carried forward to Rayonier and have been incorporated in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis.

  Credited years of service as of March 3, 1995 are as follows: Ronald M. Gross, 17.0 years;Wallace L. Nutter, 27.7 years; William S. Berry, 14.8 years; Kevin S. O'Brien, 35.5 years; and Gerald J. Pollack, 12.8 years.

SUPPLEMENTAL BENEFITS

  Effective April 1, 1994, the Compensation and Management Development Committee of the Rayonier Board of Directors approved non-qualified, split-dollar life insurance coverage for Mr. Gross to age 65 and a deferred, post-age 65 supplemental retirement benefit to provide competitive retirement compensation on par with that of other chief executive officers in the forest products industry. The combination of retirement benefits earned during Mr. Gross' career with Rayonier and the supplemental retirement benefit is competitive, on a post-age 65 retirement basis, as compared to the industry practice of retirement income at 60% to 65% of the average last five years' cash compensation for chief executive officers. Post-age 65 retirement benefits for Mr. Gross under this arrangement are $132,000 of annual retirement income through age 80. The arrangement makes use of split-dollar life insurance, which has a 10-year premium cost of$1.7 million, which cost is offset by a death benefit payment to the Company upon Mr. Gross' death.

  In addition to the coverage available generally to salaried employees under the various Rayonier benefit plans, Mr. Gross also has company-provided long-term disability coverage, which provides for a monthly benefit of $19,100 in the event of total disability, and death benefits equal to his annual salary during active employment and reduced coverage after retirement.

                            INDEPENDENT ACCOUNTANTS

  In accordance with the recommendation of the Audit Committee, the Board of Directors has reappointed Arthur Andersen LLP as independent auditors of Rayonier for 1995. No ratification by the shareholders of the appointment of such auditors is required by the North Carolina Business Corporation Act or by the Articles of Incorporation or Bylaws of Rayonier.

  Arthur Andersen LLP has served as independent auditors of Rayonier and its subsidiaries for many years, and its long-term knowledge of Rayonier has enabled it to carry out its audits with effectiveness and efficiency. In keeping with the established policy of Arthur Andersen LLP, partners and employees of the firm engaged in auditing Rayonier are periodically rotated, thus giving Rayonier the benefit of new expertise and experience. Arthur Andersen LLP personnel regularly attend meetings of the Audit Committee.

  Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

  Proposals of shareholders intended to be presented to Rayonier's 1996 Annual Meeting of Shareholders must be received at Rayonier's principal executive offices by December 4, 1995 for inclusion in Rayonier's proxy statement and form of proxy for that meeting. Shareholder proposals should be directed to the Corporate Secretary, Rayonier, 1177 Summer Street, Stamford CT 06905-5529.

                                 ANNUAL REPORTS

  Shareholders of record on March 24, 1995 should have received a copy of Rayonier's 1994 Annual Report to Shareholders either with this Proxy Statement or prior to its receipt. If, upon receipt of this proxy material, you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below and a copy will be sent to you.

  IN ADDITION, A COPY OF RAYONIER'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 IS AVAILABLE TO EACH RECORD AND BENEFICIAL OWNER OF RAYONIER'S COMMON SHARES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, RAYONIER, 1177 SUMMER STREET, STAMFORD CT 06905-5529.

                           COST OF PROXY SOLICITATION

  The entire cost of soliciting proxies will be borne by Rayonier including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and other for forwarding solicitation materials to beneficial owners of Common Shares and reimbursement of out- of-pocket costs incurred by Rayonier's transfer agent for any follow up mailings. Rayonier also has engaged Georgeson & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of $6,500 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by present and former officers, directors and other employees of Rayonier without additional compensation, as well as by employees of Georgeson & Co., Inc.

                                          By Order of the Board of Directors

                                          JOHN B. CANNING
                                          Corporate Secretary

Dated: March 31, 1995

                                   Rayonier

                         PROXY/VOTING INSTRUCTION CARD

 This proxy is solicited on behalf of the Board of Directors of Rayonier Inc.
                    for the Annual Meeting on May 19, 1995

        I(we) hereby authorize RONALD M. GROSS, ROGER H. WATTS and JOHN B. CANNING, or any of them, each with full power to appoint his substitute, to vote as proxy for me(us) at the Annual Meeting of Shareholders of Rayonier to be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 19, 1995 at 9:00 A.M., or at any adjournment thereof, the number of shares which I(we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. The proxies will vote as the Board of Directors recommends where I(we) do not specify a choice.

                      (Continued and to be dated and signed on the reverse side)

                                        RAYONIER INC.
                                        P.O. BOX 11509
                                        NEW YORK, N.Y. 10203-0509

Rayonier

                           Notice of Annual Meeting

                                                                  March 31, 1995

Notice is hereby given that the 1995 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 19, 1995 at 9:00 A.M., local time, for the following purposes:

1. to elect three directors of Class I and one director of Class III; and

2. to act upon such other matters as may properly come before the meeting.

Shareholders of record at the close of business on March 24, 1995 will be entitled to vote at the meeting.

                                        /s/ John B. Canning


                                        John B. Canning, Secretary


                            Detach Proxy Card Here
- --------------------------------------------------------------------------------

[_]

1. Election of Directors        For [X]    Withhold [X]    Exceptions* [X]

The Board of Directors recommends a vote "FOR" the nominees listed below:
        Class I: Ronald M. Gross, Katherine D. Ortega and Burnell R. Roberts Class II: Nicholas L. Trivisonao

*Exceptions
            --------------------------------------------------------------------

To vote your shares for all Director nominees, mark the "For" box on Item 1. To withhold your votes from all nominees, mark the "Withhold" box. If you do not wish your shares voted for a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided. Such a mark will be deemed a vote "FOR" all nominees other than those listed as exceptions.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                                        Change of Address or
                                                        Comments Mark Here   [X]

                                       Please sign name exactly as it appears
                                       on this card. Joint owners should each
                                       sign. Attorneys, trustees, executors,
                                       administrators, conservators, custodians, guardians, or corporate officers should give full title.

                                       DATE:
                                            ------------------------------------

                                       SIGNATURE
                                                --------------------------------

                                       SIGNATURE
                                                --------------------------------


                                       Votes must be indicated
                                       (x) in Black or Blue ink. [X]

Please sign, date and return this proxy in the enclosed postage prepaid envelope.